Exhibit 10.15

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
FOR
JAY S. SIDHU

ARTICLE I
PURPOSE

1.01           The purpose of this Plan is to provide a supplemental retirement benefit to the Executive in order to competitively compensate him for his services to the Company.  The supplemental retirement benefit shall be earned by the Executive and accrued by the Company on a defined contribution basis.  Except as provided in Section 4.02 below, this Plan shall be of no force or effect prior to the Effective Date, and shall never become effective in the event of the Executive’s termination of employment with the Company for any reason, voluntarily or involuntarily, prior to the Effective Date.

ARTICLE II
DEFINITIONS

2.01           "Account" means a bookkeeping reserve account established in the books of the Company for the Executive.

2.02           "Beneficiary" means the beneficiary or beneficiaries designated by the Executive to receive the amounts, if any, payable under the Plan upon his death, pursuant to Article VI below.

2.03           "Board of Directors" means the Board of Directors of the Company.

2.04           “Cause” shall have the same meaning as the definition set forth in the Employment Agreement.

2.05           “Code” means the Internal Revenue Code of 1986, as amended, and Treasury Regulations promulgated thereunder.

2.06           “Company” means New Century Bank, a Pennsylvania bank.

2.07           “Effective Date” means the first to occur of (a) an Initial Public Offering, or (b) the consummation of an acquisition by the Company or New Century Bank of a controlling interest in or substantially all the assets of an institution insured by the Federal Deposit Insurance Corporation or such governmental entity that succeeds to the regulatory obligations of the Federal Deposit Insurance Corporation.

2.08           “Employment Agreement” means the Employment Agreement between New Century Bank and Jay S. Sidhu dated June 17, 2009, as the same may be amended from time to time.

2.09           "Executive" means Jay S. Sidhu.

2.10           “Initial Public Offering” shall mean the initial public offering of common stock of the Company pursuant to a registration statement filed with the U. S. Securities and Exchange Commission under the Securities Act of 1933, as amended.

2.11           “Payment Date” means the later of (a) the date of Executive’s Separation from Service, or (b) the Executive’s sixty-fifth (65th) birthday.

2.12           "Plan" means this Supplemental Executive Retirement Plan, as the same may be amended from time to time.

2.13           “Policy” means life insurance policy #6807092 issued by Principal Life Insurance Company.

2.14           “Separation from Service” means the Executive’s separation from service with the Company within the meaning of Section 409A of the Code.

2.15           "Valuation Date" means each day on which the New York Stock Exchange is open for business.

ARTICLE III
ALLOCATION OF DEFERRED COMPENSATION

3.01           On or as soon as reasonably practicable following May 1, 2010, and on or as soon as reasonably practicable after the each of the next four (4) one (1)-year anniversaries of May 1, 2010, the Company shall credit uniform amounts to the Account that are sufficient to create a hypothetical fund that would provide payments of three hundred thousand dollars ($300,000) per year for fifteen (15) years commencing on the Executive’s sixty-fifth (65th) birthday, assuming a rate of return of seven percent (7%) per year, compounded annually, from the date of the first credit made pursuant to this Section 3.01 until the final payment.

3.02           As of each Valuation Date, the Company shall credit the Account with earnings or losses on the balance of the Account since the preceding Valuation Date in accordance with the performance of the notional investments selected pursuant to Section 5.02, below.

ARTICLE IV
ENTITLEMENT DEFERRED TO COMPENSATION

4.01           Commencing on the Payment Date, or as soon as practicable thereafter, the Executive’s interest in the Account shall be paid to him in fifteen (15) annual installments; provided, however, if as of the date of Executive’s Separation from Service, stock of the Company or a holding company or other parent entity with respect to the Company is publicly traded on an established securities market or otherwise, and if necessary to comply with Section 409A of the Code, the first payment shall not be made prior to the later of (a) the Payment Date, or (b) the six (6)-month anniversary of the date of the Executive’s Separation from Service.  The amount of each installment, other than the last installment, shall be that amount derived from dividing the Executive’s interest in the balance of the Account as of the last Valuation Date preceding payment of that installment by the number of installment payments remaining (e.g., divided by fifteen (15) for the first installment, fourteen (14) for the second installment, etc).  The amount of the final installment shall be equal to the Executive’s interest in the balance of the Account as of the last Valuation Date preceding the date of payment of that installment.  Any portion of the Executive’s interest in the Account remaining upon the death of the Executive shall be paid to his Beneficiary in a single lump sum.

4.02           In the event of the death of the Executive prior to the Payment Date, whether before or after the Effective Date, three million dollars ($3,000,000) shall be paid to his Beneficiary in a single lump sum as soon as practicable following the date of death.  No further amounts shall be paid to the Beneficiary or any other person attributable to the Account or otherwise pursuant to this Plan.

4.03           All amounts payable pursuant to this Plan shall be subject to all applicable Federal, state and local tax withholding requirements, and other charges and assessments imposed by law.

4.04           Notwithstanding the foregoing provisions of this Article IV, if the Executive’s employment with the Company is terminated for Cause prior to the commencement of payments, he shall forfeit his interest in the Account, and no payments to him or his Beneficiary shall be made under this Plan.

ARTICLE V
FUNDING OF DEFERRED COMPENSATION

5.01           Neither the Executive nor the Beneficiary shall have any right, title, or interest in or to any investments which the Company may make to aid it in meeting its obligations hereunder. Such investments, whether held in trust or otherwise, shall be unrestricted corporate assets.

5.02           For purposes of determining the balance of the Account as of any Valuation Date, the Company shall be deemed to have deposited the amounts credited to the Account pursuant to Section 3.01 above to the investment funds available within the Policy as of the crediting dates described in Section 3.01.  Such amounts shall be deemed to have been invested and reinvested in the investment funds available under the Policy and selected by the Executive.  The Executive shall communicate his notional investment choices and changes thereto to the Company or its designee in such form and in the number of days in advance of any such change as the Company may require.  In no event shall the Company, or any person acting on the Company’s behalf, be liable for any losses or damages of any kind relating to the deemed investment or reinvestment of the Account balance in accordance with the Executive’s instructions.

ARTICLE VI
DESIGNATION OF BENEFICIARIES

6.01           The Executive shall file with the Company a written designation in the form attached hereto as Appendix A of one or more persons as Beneficiary to receive the amount, if any, payable under the Plan upon his death. The Executive may, from time to time, revoke or change his Beneficiary designation by filing a new designation with the Company.  The last such designation received by the Company shall be controlling, provided, however, that no designation, change or revocation thereof, shall be effective unless received by the Company prior to the Executive’s death.

6.02           If no such Beneficiary designation is in effect at the time of the Executive’s death, or if no designated Beneficiary survives the Executive, the payment of the amount, if any, payable under the Plan upon his death shall be made to his surviving spouse; if no surviving spouse, to the Executive’s surviving children equally; if no surviving children, to the Executive’s surviving grandchildren equally; if no surviving grandchildren, to the Executive’s estate.

ARTICLE VII
ADMINISTRATION

7.01           The Company shall have the discretionary authority to determine eligibility for payments under the Plan and to construe, interpret and administer the Plan, and shall do so in a manner that is consistent with the requirements and limitations of Section 409A of the Code.

7.02           The Executive or, in the event of the Executive’s death, the Executive’s Beneficiary, may file a written claim for payment hereunder with the Company.  In the event of a denial of any payment due to or requested by the Executive or Beneficiary (the “claimant”), the Company will give the claimant written notification containing specific reasons for the denial.  The written notification will contain specific reference to the pertinent provisions of this Agreement on which the denial of the claim is based.  In addition, it will contain a description of any other material or information necessary for the claimant to perfect a claim, and an explanation of why such material or information is necessary.  The notification will provide further appropriate information as to the steps to be taken if the claimant wishes to submit the claim for review and the time limits applicable thereto, and a statement of the claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended.  This written notification will be given to a claimant within ninety (90) days after receipt of the claim by the Company unless special circumstances require an extension of time for processing the claim, in which case the Company shall provide written notice of the extension to the claimant and the reasons therefore, and the date by which the Company expects to make its determination with respect to the claim.  In no event shall such extension exceed 90 days.

7.03           In the event of a denial of a claim for benefits, the claimant or a duly authorized representative will be permitted to submit issues and comments in writing to the Company and to submit documents, records and other information relating to the claim for benefits.  The claimant or a duly authorized representative shall also be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.  In addition, the claimant or a duly authorized representative may make a written request for a full and fair review of the claim and its denial by the Company that takes into account all comments, documents, records and other information submitted by the claimant, without regard to whether such information was submitted or considered in the initial benefits determination; provided, however, that such written request is received by the Company (or its delegate) within sixty (60) days after receipt by the claimant of written notification of the denial.  The sixty (60) day requirement may be waived by the Company in appropriate cases.

7.04           A decision on review of a claim for benefits will be rendered by the Company within sixty (60) days after the receipt of the request.  Under special circumstances, an extension (up to an additional 60 days) can be granted for processing the decision.  Notice of this extension must be provided in writing to the claimant prior to the expiration of the initial sixty-day period.  In no event will the decision be rendered more than one hundred twenty (120) days after the initial request for review.  Any decision by the Company will be furnished to the claimant in writing and will set forth the specific reasons for the decision and the specific provisions on which the decision is based.  The claimant or a duly authorized representative shall also be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

ARTICLE VIII
AMENDMENT

8.01           Except as provided in Section 8.02, the Company may amend the Plan only with the express, written consent of the Executive or, after his death, the Beneficiary.

8.02           The Company may amend the Plan at any time to the extent necessary to comply with any requirement or limitation set forth in Section 409A of the Code or the regulations relating thereto.

ARTICLE IX
MISCELLANEOUS

9.01           Nothing contained in the Plan shall give the Executive the right to be retained in the employment of the Company or affect the right of the Company to terminate the Executive’s services. The adoption of the Plan shall not constitute an employment contract between the Company and Executive.

9.02           If the Company shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, the Company may direct that any amount to which such person is entitled be paid to his or her spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Company to be a proper recipient on behalf of such person otherwise entitled to payment.  Any such payment shall be a complete discharge of the liability of the Plan and the Company therefor.

9.03           Except insofar as may otherwise be required by law, no amount payable at any time under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, encumbrance or garnishment by creditors of the Executive or the Beneficiary nor be subject in any manner to the debts or liabilities of any person, and any attempt to do so alienate or subject any such amount, whether presently or thereafter payable, shall be void.

9.04           It is the intention of the Company that the Plan shall be unfunded for Federal income tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended.

9.05           The rights and obligations of the Executive and the Company under this Plan shall inure to the benefit of an shall be binding upon the respective heirs, personal representatives, successors and assignees of the Bank and the Executive.

9.06           All rights under this Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, except to the extent such laws are superseded by the laws of the United States.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its authorized officers as of this 18th day of December, 2010.

ATTEST: /s/ Gertrude M. Hackney Secretary	NEW CENTURY BANK By: /s/ Thomas R. Brugger